Exhibit 10.15

             PERFORMANCE UNIT AWARD AGREEMENT

PURSUANT TO

THE AES CORPORATION 2003 LONG TERM COMPENSATION PLAN

The AES Corporation, a Delaware Corporation (the “Company”), grants to the Employee named below, pursuant to The AES Corporation 2003 Long-Term Compensation Plan, as amended (the “Plan”) and this          Performance Unit Award Agreement (this “Agreement”), this Award of Performance Units (“Performance Units”), the value of which is related to and contingent upon the achievement of a predetermined Performance Target (as set forth herein). Capitalized terms not otherwise defined herein shall each have the meaning assigned to them in the Plan.

1.	This Award of Performance Units is subject to all terms and conditions of this Agreement and the Plan, the terms of which are incorporated herein by reference:

Name of Employee:

Fidelity System ID:

Grant Date:

Total Number of Performance Units:

Target Value:

Notwithstanding any provision of the Plan to the contrary, this Award of Performance Units is subject to the terms and conditions of this Agreement and the Plan regardless of whether the Employee is a Covered Person, as defined in the Plan.

2.	The Employee is hereby granted an Award of the total number of Performance Units set forth above. The Performance Units will be reflected in a book account by the Company during the Performance Period (as defined below). Contingent upon achieving or exceeding 80% or more of the Performance Target, the value of vested Performance Units, will be paid in cash in calendar year (the “Payment Date”), as soon as administratively practicable following the end of the Performance Period.

3.	The “Performance Period” is the period beginning on January 1, and ending on December 31, .

4.	This Award of Performance Units will vest, in accordance with and subject to the terms of this Agreement, in three equal installments on each of December , , December , , and December , (each a “Vesting Date”); provided, however, that if:

(A)	the Employee Separates from Service prior to the end of the Performance Period by reason of the Employee’s death or a Separation from Service on account of Disability, all Performance Units referenced in the chart above shall vest on such termination date and a cash amount equal to $1 for each Performance Unit shall be paid to the Employee on the date of Separation from Service; provided, however, any payment due to the Employee by reason of a Separation from Service on account of Disability shall be delayed to the extent required by Section 14(k)(i) of the Plan;

(B)	the Employee Separates from Service prior to the Payment Date by reason of a Separation from Service by the Company for cause (as determined by the Committee in its sole discretion), this Award of Performance Units (including any vested portion) will be forfeited in full and cancelled by the Company, and shall cease to be outstanding, upon such termination date; and

(C)	the Employee Separates from Service for any other reason, including voluntarily by the Employee, on account of Retirement, by reason of death or Disability subsequent to the end of the Performance Period, or by reason of a Separation from Service by the Company (other than for cause or by reason of death or Disability as provided in paragraphs 4(A) and 4(B)), the Employee will be eligible to receive the value of his or her vested Performance Units on the Payment Date in accordance with and subject to the terms set forth in paragraph 5 below.

Any Performance Units that have not vested on or before the date that an Employee Separates from Service for any reason (other than by reason of death or Disability), (i) will not subsequently vest; and (ii) will be immediately cancelled and forfeited without payment or further obligation by the Company or any Affiliate. In addition, the Employee’s right to receive the applicable Performance Unit value in respect of vested Performance Units that have not been forfeited will be paid on the Payment Date, if, and only if, all relevant performance conditions are met, in accordance with the terms and conditions of this Agreement and the Plan.

5.	Each Performance Unit represents a right to receive the applicable Performance Unit value in the chart below, in cash on the Payment Date, if and only if, such Performance Unit (i) has not been forfeited prior to its Vesting Date and (ii) has vested in accordance with the terms of this Agreement.

The value of each Performance Unit will depend upon the Company’s actual Cash Value Added (“CVA”), as defined below, over the Performance Period as compared to the performance target set forth and approved by the Compensation Committee of the Board of Directors of the Company (the “Committee”) at the time of grant, as follows:

ACTUAL CVA OVER THE PERFORMANCE PERIOD	PERFORMANCE UNIT VALUE

Below 80% of Performance Target =	USD$0.00

Equal to 90% of Performance Target =	USD$0.50

Equal to 100% of Performance Target =	USD$1.00

Equal to or greater than 120% of Performance Target =	USD$2.00

For CVA levels achieved greater than 80% and less than 90% of performance target, greater than 90% and less than 100% of performance target, and greater than 100% and less than 120% of performance target, the Performance Unit value will be determined based on straight-line interpolation. The maximum value of a Performance Unit is $2.00.

Notwithstanding the performance level achieved, the Committee may reduce or terminate the Performance Award altogether, but in no event may the Committee increase the value of a Performance Unit underlying this Award of Performance Units beyond the performance levels achieved.

6.	In addition, in the event that a Change of Control occurs prior to the end of the Performance Period, if the Performance Units described herein have not already been previously forfeited or cancelled, such Performance Units shall become fully vested and payable in a cash amount equal to $1.00 for each Performance Unit. Payment of any amount payable pursuant to the preceding sentence may be made in cash and/or securities or other property, in the Committee’s discretion, and will be made contemporaneous with the completion the Change of Control.

7.	Notices hereunder and under the Plan, if to the Company, shall be delivered to the Plan Administrator (as so designated by the Company) or mailed to the Company’s principal office, 4300 Wilson Boulevard, Arlington, VA 22203 (or as subsequently designated by the Company), attention of the Plan Administrator, or, if to the Employee, shall be delivered to the Employee or mailed to his or her address as the same appears on the records of the Company.

8.	All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on all persons. Unless otherwise specifically provided herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will govern.

9.	By accepting this Award of Performance Units, the Employee acknowledges receipt of a copy of the Plan and the prospectus relating to this Award of Performance Units, and agrees to be bound by the terms and conditions set forth in the Plan and this Agreement, as in effect and/or amended from time to time.

10.	This Award is intended to satisfy the requirements of Section 409A of the Code (or an exception thereto) and shall be administered, interpreted and construed accordingly. A payment shall be treated as made on the specified date of payment if such payment is made at such date or a later date in the same calendar year or, if later, by the 15th day of the third calendar month following the specified date of payment, as provided and in accordance with Treas. Reg. § 1.409A-3(d). The Company may, in its sole discretion and without the Employee’s consent, modify or amend the terms and conditions of this Award, impose conditions on the timings and effectiveness of the payment of the Performance Units, or take any other action it deems necessary or advisable, to cause this Award to comply with Section 409A of the Code (or an exception thereto). Notwithstanding, the Employee recognizes and acknowledges that Section 409A of the Code may impose upon the Employee certain taxes or interest charges for which the Employee is and shall remain solely responsible.

11.	This Agreement will be governed by the laws of the State of Delaware without giving effect to its choice of law provisions.

The AES CORPORATION

By:
Name: Rita Trehan
Title: Vice President, Human Resources